Exhibit 99.2

HANSEN MEDICAL REPORTS 2009 THIRD QUARTER RESULTS

MOUNTAIN VIEW, Calif., November 16, 2009 – Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its recent business highlights and financial results for the third quarter ended September 30, 2009.

Recent Business Highlights

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System Sales: During the third quarter, the company shipped five Sensei® Robotic Catheter Systems and recognized revenue on five Sensei® Robotic Catheter Systems. From commercial launch through September 30, 2009, including the effects of the company’s recently completed financial restatement, the company has recognized revenue on a total of 60 systems (which the company refers to as its installed base), including 43 in the United States and 17 in international markets.

•	Catheter Sales: The company recognized revenue on 497 Artisan(TM) Control Catheters in the third quarter.

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Recent Product Introductions: During the quarter, the company announced it had received U.S. Food & Drug Administration (FDA) clearance for its next generation Sensei® X Robotic Catheter System and introduced the Artisan Extend™ Control Catheter. We believe these new products extend the procedural capabilities of robotic catheter control by providing advanced levels of instinctive control, accuracy, reach and ease of use. The company also announced the Lynx™ Robotic Ablation Catheter, a small flexible irrigated ablation catheter that the company plans to launch in Europe. CE mark for the Lynx is anticipated during the first quarter of 2010.

“The current economic environment continues to create challenges in expanding the sale of capital equipment in the early stages of commercialization like our Sensei Robotic Catheter System,” said Frederic Moll, M.D., president and chief executive officer of Hansen Medical. “Despite these challenges, I believe we are taking the actions necessary to develop a scalable and efficient platform for growth when market conditions stabilize. During the quarter we received FDA clearance for our next generation Sensei X platform that we believe delivers key performance improvements identified by electrophysiologists in the course of our clinical evaluations further extending the capabilities of robotic catheter control. Operationally, we remain extremely focused on reducing our operating expenses and we are beginning to realize the benefits of our improved cost structure,” said Dr. Moll.

2009 Third Quarter Financial Results

Total revenue for the three months ended September 30, 2009 was $4.6 million, a 52% decrease compared to revenue of $9.6 million in the same period in 2008. The company recognized revenue on five Sensei Robotic Systems, all of which were configured with the CoHesion® module, as well as on shipments of 497 Artisan control catheters. During the quarter the company shipped a total of five systems, two of which were recorded as deferred revenue at September 30, 2009. In addition, two units recorded as deferred revenue as part of the company’s restatement, were recognized as revenue. As of September 30, 2009 the company had a deferred revenue balance of $10.3 million, which is comprised of 15 Sensei systems, 10 of which became deferred revenue as a result of the restatement of the company’s financial statements that was completed today.

Cost of goods sold for the three months ended September 30, 2009 was $3.3 million and included non-cash stock compensation expense of $180,000. As a result, gross profit for the quarter was $1.3 million and a gross margin of 28.4%. This compares to gross profit of $3.4 million and gross margin of 35.0% for the same period in 2008, which included non-cash stock compensation expense of $168,000. The company expects that cost of goods sold for 2009, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system and catheter sales volumes, product mix and average sales prices per system and per catheter.

Research and development expenses for the three months ended September 30, 2009, including non-cash stock compensation expense of $592,000, were $4.9 million, compared to $7.2 million for the same period in 2008, which included non-cash stock compensation expense of $668,000. The decrease in research and development expenses was primarily the result of decreases in outside services, materials and overhead expenses coupled with a decrease in employee-related expenses due primarily to lower average headcount and a one-week furlough in the 2009 period. In 2009, the company expects research and development expenses to decline from 2008 levels due to reduced employee costs, including the effects of quarterly one-week furloughs, and the careful management of expenses related to development activities for the electrophysiology market and other potential future applications of the company’s technology.

Selling, general and administrative expenses for the three months ended September 30, 2009, including non-cash stock compensation expense of $794,000, were $8.2 million, compared to $8.9 million for the same period in 2008, which included non-cash stock compensation expense of $1.8 million. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses, related to lower average headcount and a one-week furlough, and a decrease in non-cash stock compensation expense, partially offset by increased legal expenses. In 2009, the company expects selling, general and administrative expenses to decline slightly from 2008 levels as a result of careful expense management and savings realized from the reduction in force and other cost reduction efforts.

Other expense, net, for the three months ended September 30, 2009 was $194,000, compared to other expense, net, of $28,000 for the same period in 2008. The change was primarily due to higher interest expense due to the company’s borrowings under its equipment line of credit, in addition to lower interest income related to lower interest rate returns earned on the Company’s balances of cash, cash equivalents and short-term investments.

Net loss for the three months ended September 30, 2009, including total non-cash stock compensation expense of $1.6 million, was $11.9 million, or $(0.32) per basic and diluted share, based on average basic and diluted shares outstanding of 37.4 million shares. Net loss for the third quarter of 2008, including non-cash stock compensation expense of $2.7 million, was $12.9 million, or $(0.51) per basic and diluted share, based on average basic and diluted shares outstanding of 25.1 million shares.

Cash, cash equivalents and short-term investments as of September 30, 2009 were $40.4 million, compared to $35.2 million as of December 31, 2008. The higher cash, cash equivalents and short-term investments balance is primarily due to the successful completion of a secondary public offering of common stock in the second quarter of 2009, which included the sale of approximately 11.7 million shares with net proceeds to the company of approximately $35.3 million.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2009 third quarter results and recently completed financial restatement tomorrow, November 17, 2009 at 5:00 a.m. Pacific (8:00 a.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-8632 or 480-629-9821. An audio replay will be available approximately one hour after the completion of the conference call through November 24, 2009, by calling 800-406-7325 or 303-590-3030, and entering access code 4185236.

About Hansen Medical, Inc.

Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the effect of credit, financial and general economic conditions on capital spending by our potential customers, and risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales, our ability to effectively sell, service and support our products, the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems, our ability to successfully manage our manufacturing, operating and other expenses, the scope and validity of intellectual property rights applicable to our products and competition from other companies; additional costs and resources necessary to address existing shareholder litigation regarding our restatement; potential claims and proceedings relating to our restatement, such as additional shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency which could result in civil or criminal sanctions against the company and/or certain of our current or former officers, directors or employees; other actions taken or required as a result of the restatement; and other risks more fully described in the “Risk Factors” section of Hansen’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 16, 2009.

“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

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Investor Contacts:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen
Financial Relations Board
213.486.6546 lglassen@mww.com

—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
		As Restated		As Restated
Revenues	$4,565	$9,573	$14,969	$18,084
Cost of goods sold	3,268	6,222	11,313	14,940

Gross profit	1,297	3,351	3,656	3,144

Operating expenses:
Research and development	4,879	7,249	15,481	18,763
Selling, general and administrative	8,153	8,931	28,168	27,015

Total operating expenses	13,032	16,180	43,649	45,778

Loss from operations	(11,735)	(12,829)	(39,993)	(42,634)
Other income (expense), net	(194)	(28)	(754)	647

Net loss	$(11,929)	$(12,857)	$(40,747)	$(41,987)

Basic and diluted net loss per share	$(0.32)	$(0.51)	$(1.25)	$(1.76)

Shares used to compute basic and diluted net loss per share	37,418	25,063	32,693	23,909

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2009	December 31, 2008
		As Restated
Assets
Cash, cash equivalents and short-term investments	$40,384	$35,223
Accounts receivable	6,802	9,506
Inventories, net	7,628	6,426
Deferred cost of goods sold	2,925	2,364
Prepaids and other current assets	1,509	2,136
Property and equipment, net	14,443	18,195
Other assets	244	284

Total assets	$73,935	$74,134

Liabilities and Stockholders' Equity
Liabilities
Accounts payable	$2,041	$3,089
Deferred revenues	10,271	8,983
Debt	10,694	12,476
Other liabilities	6,872	6,743

Total liabilities	29,878	31,291

Stockholders’ equity	44,057	42,843

Total Liabilities and Stockholders’ Equity	$73,935	$74,134